EXHIBIT 3.3

AMENDMENT TO BYLAWS
OF
FIRST GUARANTY BANCSHARES, INC.
Hammond, Louisiana

The following Amendment to the Bylaws of First Guaranty Bancshares, Inc., Hammond, Louisiana (the “Corporation”) was approved by the unanimous written consent of the board of directors of the Corporation dated May 17, 2007 and incorporated into the Bylaws as follows:

ARTICLE V

Section 1.                      Indemnification of Directors and Officers.  To the fullest extent permitted by law and the articles of incorporation, the corporation shall indemnify and hold harmless each person who was or is a director or officer of the corporation and may indemnify any other person, including any person who was or is serving as a director, officer, fiduciary or other representative of another entity at the request of the corporation, and each such person’s heirs and legal representatives, in connection with any actual or threatened action, suit, proceeding, claim, investigation or inquiry, whether civil, criminal, administrative or other, whether brought by or in the name of the corporation or otherwise from and against any and all expenses (including attorneys’ fees and expenses), judgments, fines, penalties and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit, proceeding, investigation or inquiry; provided, however, that the provisions of this Article V shall be valid only to the extent that they are consistent with, and are limited by, applicable laws and regulations, including, but not limited to 12 U.S.C. 1828(k) and regulations promulgated thereunder from time to time by applicable federal banking agencies.  The invalidity of any provision of this Article V will not affect the validity of the remaining provisions of Article V.

[Please attach to the Corporation’s Bylaws and keep in the minute book.]

Date: May 17, 2007                                                                                     FIRST GUARANTY BANCSHARES, INC.

By: /s/ Michael R. Sharp
       Michael R. Sharp, President